SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

 Date of Report (date of earliest event reported): August 30, 2007

RIVER HAWK AVIATION, INC.
 (Exact name of registrant as specified in its charter)

Nevada	00-30440	22-3537927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

954 Business Park Drive, Suite # 4
Traverse City, MI 49686
 (Address of principal executive offices)

Registrant’s telephone number, including area code: 231-946-4343

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

    On November 15, 2007 River Hawk Aviation, Inc., a Nevada corporation, f/k/a Viva International (“River Hawk” or the “Company”) and River Hawk Aviation, Inc., a Delaware corporation based in San Antonio, Texas (hereinafter referred to as the “Seller”), entered into an agreement to amend (the “Third Amendment”) their Asset Purchase Agreement, as amended January 10, 2007 and August 29, 2007 (the “Asset Purchase”), previously reported on Form 8-K filed September 26, 2006, January 12, 2007 and August 30, 2007, respectively.  This Third Amendment excludes certain assets for which reliable appraisals of value have been difficult to attain and changes the consideration, to reflect the reduced inventory, provided to Seller by (i) substituting 2,000,000 shares of Series A Preferred for 2,000,000 shares of Series B Preferred.  The Asset Purchase continues to provide the Seller with 5,500,000 shares of Series A Preferred Stock and no Series B Preferred Stock.  (Complete text of the Third Amendment is filed herewith as Exhibit 10.13).

    The reduced inventory reflected in the amendment consists of all of the Seller’s SAAB parts of products.  Seller retains ownership of the remaining portion of the inventories but consigns such inventory on the following terms:  (i) Seller represents that not less than Two million, five hundred thousand dollars ($2,500,000) in cash value of inventory is hereby consigned to the Company; (ii) the Company agrees to store the inventory, to insure its value and to protect the inventory in a manner consistent with reasonable standards and practices within the industry; and (iii) the Company agrees to market and sell the inventory for the benefit of the both the Company and Seller on prices and terms acceptable to the Seller.  For successfully completed sales of the consigned inventories up to a total of Six hundred twenty-five thousand dollars ($625,000) in sales revenue, the Company shall receive 20% of the sales revenue of such sales and Seller shall receive 80% of the sales revenue of such sales; and (iv) upon the successful completion of sales of consigned inventories exceeding a total sales revenue of Six hundred twenty-five thousand dollars ($625,000), the Company shallreceive 35% of sales revenue of all subsequent sales and Seller shall receive 65% of sales.

    The Series A Preferred Stock provides the holder with 10 votes per share on any matter properly put forth to the shareholders of the Company and with certain liquidation preferences.  It is convertible at the holder’s election into common stock of the Company, at a ratio of 1:1.

    The Series B Preferred, which is no longer included in the consideration underlying the Asset Purchase, previously provided the Seller with an 8% annual coupon and with the option to either (a) elect to convert the Series B Preferred shares into common stock of the Company at a ratio of 1:1, on an all or nothing basis, or (b) put the Series B Preferred shares to the Company or the Company’s designee at a purchase price of One dollar ($1.00) per share (the “Conversion Price”) according to the following schedule (derived pursuant to the Amendment and is not part of the filed certificate of designation), on an all or nothing basis: (1) 490,000 shares of Series B Preferred at any time following the completion of the Agreement (the “Closing”), (2) 470,000 shares of Series B Preferred at any time following twelve months from the Closing (3) 470,000 shares of Series B Preferred at any time following twenty-four months from the Closing, and (4) 470,000 shares of Series B Preferred at any time following thirty-six months from the Closing.

Item 2.01  Completion of Acquisition or Disposition of Assets

Merger Agreement by and between River Hawk Aviation, Inc., Profile Aviation Center, Inc. and Profile Services, Inc.

    On August 27, 2007, River Hawk closed a merger agreement with Profile Aviation Center, Inc. and Profile Services, Inc., collectively referred to herein as “Profile,” (the “Profile Agreement”), previously reported on Form 8-K filed May 25, 2007, as amended on August 24, 2007 (“Profile Amendment”), as previously reported on Form 8-K filed August 28, 2007.  As a result of the Profile Agreement and Profile Amendment described above, the Agreement was closed and the Company merged with Profile, such that Profile Aviation Center, Inc. and Profile Services, Inc., are now wholly-owned subsidiaries of River Hawk.

    The terms of the Profile Agreement and subsequent Profile Amendment resulted in the following material terms and conditions:

(i)	River Hawk provided, as consideration for all of the capital stock of Profile, 1,500,000 shares of Series A Preferred Stock and 4,000,000 shares of Series B Preferred Stock;

a.
 the Series A Preferred Stock provides the holder with 10 votes per share on any matter properly put forth to the shareholders of the Company and with certain liquidation preferences.  It is convertible at the holder’s election into common stock of the Company, at a ratio of 1:1, and

b.
the Series B Preferred provides Profile with an 8% annual coupon and with the option to either (a) elect to convert the Series B Preferred shares into common stock of the Company at a ratio of 1:1, on an all or nothing basis, or (b) to put the Series B Preferred shares to the Company or the Company’s designee at a purchase price of One dollar ($1.00) per share (the “Conversion Price”) according to the following schedule (which schedule is derived pursuant to the amendment and is not part of the filed certificate of designation), on an all or nothing basis: (1) 1,500,000 shares of Series B Preferred at any time following the completion of the Agreement (the “Closing”), (2) 1,000,000 shares of Series B Preferred at any time following twelve months from the Closing (3) 1,000,000 shares of Series B Preferred at any time following twenty-four months from the Closing, and (4) 500,000 shares of Series B Preferred at any time following thirty-six months from the Closing Date.

(ii)
Additionally, the Profile Amendment provides the Company with the option to repurchase the Series B Preferred shares from Profile at the Conversion Price, unless Profile elects at such time to convert the shares into common stock of the Company.

    Profile operates aircraft lease management services and fixed base operations at the Hickory Regional Airport in Hickory, North Carolina.  Fixed base operations include providing fueling services, maintenance, pilot services, hangar availability and route related services.  Profile provides aircraft lease management services both for equipment that is company owned as well as for privately owned aircraft that are placed into the company’s aircraft management program.  The sole shareholder of Profile, Carroll Smith, was appointed to the board of directors of River Hawk on April 2, 2007, prior to entry into the Agreement, as previously disclosed on a Form 8-K filed by the Company on August 25, 2006.

Asset Purchase Agreement by and between River Hawk Aviation, Inc. and River Hawk Aviation

    Following the execution of the amendment of August 29, 2007, the Company closed the Asset Purchase with the Seller.  Pursuant to the Third Amendment described above, the Asset Purchase was amended to reduce the inventory directly transferred to the Company to consign the remaining inventory (detailed above).  The reduced inventory includes SAAB 340A Aircraft and SAAB parts inventory, all seller contracts, all governmental authorizations and all pending applications therefore or renewals thereof, in each case to the extent transferable to the Company; all data and records related to the operations of Seller, all of the intangible rights and property of Seller including its trade name “Riverhawk Aviation”; all insurance benefits, and claims of the Seller against third parties relating to the assets (the “Assets”).  The consigned inventory includes, primarily, Honeywell and Tenix engines components and other mechanical aviation components and parts;

    The Company provided as consideration 5,500,000 shares of Series A Preferred Stock.

    The Series A Preferred Stock provides the holder with 10 votes per share on any matter properly put forth to the shareholders of the Company and with certain liquidation preferences.  It is convertible at the holder’s election into common stock of the Company, at a ratio of 1:1.

    The Seller is an aviation parts and components supplier specializing in commuter aircraft parts and components as well as a provider of consulting services, marketing and appraisals to the aviation community.  The sole shareholder of River Hawk, Calvin Humphrey, was appointed to the board of directors of River Hawk in August 2006, prior to entry into the Agreement, as previously disclosed on a Form 8-K filed by the Company on August 25, 2006.  Mr. Humphrey was also appointed as the Chief Executive Officer of the Registrant in September of 2006, subsequent to entry into the original Agreement, as previously disclosed on a Form 8-K filed by the Registrant on October 4, 2006.

    The business, operations, management and other material information concerning River Hawk is set forth below in this Item 2.01.  All references to the “Company,” “River Hawk,” or “we” or “us” refer to the now combined operations of the Company, Profile Aviation Services, Inc., Profile Center, Inc. and River Hawk Aviation, Inc.

DESCRIPTION OF BUSINESS

Overview

    River Hawk Aviation, Inc. (“River Hawk” or the “Company”) a Nevada corporation incorporated on March 14, 2005, is an aviation holding company focused on the acquisition of Fixed Based Operations (FBOs) and Maintenance Based Operations (MBOs) with the goal of establishing a national network of charter aircraft services.  Headquartered in Traverse City, Michigan, River Hawk is a public company trading under the symbol (OTC: RHWI).  In addition to FBO, MBO and aircraft charter services, River Hawk sells aircraft and aircraft shares, aviation products, technology and aviation related consulting services, marketing and appraisals to the aviation community.

    The Company owns the Hickory, North Carolina based Profile Aviation Center, Inc. and Profile Services, Inc. (“Profile”), a full service FBO and MBO aviation services company, and the Texas based River Hawk Aviation, Inc. (“River Hawk-San Antonio”), a leading purchaser, refurbisher, installer and supplier of aviation parts and services to niche commercial airline and charter companies, fixed based maintenance FBOs, MBOs, government contractors, Original Equipment Manufacturers (“OEMs”) and to major repair facilities domestically and internationally.  In October 2007 River Hawk-San Antonio recently completed the relocation of its aviation parts inventory to the facilities of Profile, at Hickory Regional Airport, consolidating its inventory within Profiles  FBO and MBO  facilities.

The Company’s Expansion Plan

    River Hawk acquired Profile in August of 2007, marking its first acquisition of a full service FBO and MBO charter-services company and providing a launching point in River Hawk’s business plan to develop a network of full service FBO and MBO charter services companies throughout the United States.  Profile provides high level maintenance, repair, refurbishment and hangar services as part of its aircraft leases to individuals and corporate customers, providing additional convenience and customer service value to its lessees and additional revenue above that of its per hour aircraft usage fees and to refueling services and ground services.  Profile both provides planes for charter services and manages independently-owned charter aircraft.  Profile primarily serves North Carolina, South Carolina, Georgia, and the surrounding states.  Additionally, Profile operates an on-site pilot training school where, in cooperation with Caldwell Community College of, Hudson, North Carolina, students can be trained in aviation.

    Management expects that the recent acquisition of Profile will provide the added effect of expanding River Hawk- aviation parts customer base while enabling River Hawk the immediate ability to offer a full range of proven aircraft leasing and management services.  Additionally, we expect that Profile’s maintenance expertise will strengthen River Hawk’s aviation parts supply and service credentials.  Furthermore, River Hawk envisions that Profile’s pilot training program is strategically situated to enhance River Hawk’s ability in supplying pilots for charter services and government contract work.

    Similarly, Management expects that Profile’s market growth strategies will benefit from gaining a presence in River Hawk’s current customer base, including purchasers of aviations parts and equipment as well as purchasers and lessees of aircraft.  Over the next five years, River Hawk intends to establish full charter services and to replicate its acquisition of Profile to either purchase and/or establish additional FBOs and charter facilities in the Mid West, Central Northern, Atlantic, South West, California and Pacific North West regions of the United States.  River Hawk’s expansion strategy will exploit synergies and efficient relocation of equipment and resources to take full advantage of local knowledge and relationships of the FBO and charter facilities that it intends to acquire.   Additionally, an expanded network will enable River Hawk customers to plan flights throughout the country and receive River Hawk services at each destination.  Finally, River Hawk intends to focus its efforts upon obtaining strategic financing that both provides expansion and reduces interest expense supports the Company’s bottom line, believing that favorable financing increases both profit and cash to reinvest into additional assets/businesses.

    River Hawk plans to acquire three additional full service FBO and MBO charter-services companies during the next 12 months through a combination of equity and debt financing.  Management is particularly focused on charter companies generating between $15 million and $25 million in annual revenue, with an EBITDA of approximately 15%.  River Hawk acquired Profile for approximately 4X EBITDA, and expects its next acquisitions will be valued at between 4X – 8X EBITDA (between $12 million and $24 million).  Additionally, the Company intends to raise between $5 million and $7.5 million to acquire 5 additional aircraft and to build additional hanger space at Hickory Regional Airport in order to expand Profile’s charter services.

The Businesses of River Hawk

    River Hawk is an aviation products and services company with operations in the aircraft lease and management, fixed base operations and maintenance segments of the general aviation industry.  In addition to providing a full range of fueling services, line services, ground transportation, hangar, and ramp space at its current location in Hickory, North Carolina through its subsidiary, Profile, River Hawk intends to develop and operate a national network of FBO aviation facilities.  Full service capabilities and client satisfaction will remain the strategic goal when considering expansion at a potential location.

Services available at each facility:

•	Refueling Services
•	Full Service maintenance team and parts supply
•	Aircraft storage, hangar and ramp space
•	Pilot recruitment and placement
•	De-ice capabilities
•	Office and shop space
•	Crew internet access
•	Escorted ramp access
•	Arrangement of Ground transportation for guests and crew
•	Pilot Training School (Affiliated with Caldwell Community College)
•	Planed Charter Services – The Company plans to be licensed for full Charter Services within 4 – 6 months

    Through our aircraft management services, we provide both private, full service aircraft management and on-call passenger air transportation.   River Hawk implements charter services through its company-owned fleet of  6 corporate owned aircraft and 6 managed , third-party owned aircraft, as well as dual owned and multi-share owned aircraft for which River Hawk provides maintenance, refurbishment, and regulatory oversight while offering charter services including, among other things, convenient refueling services with per gallon discounts for frequent customers.  In addition to the fueling services, an FBO is the primary provider of hangars to charter aircraft.

    Currently, River Hawk manages aircrafts under Federal Aviation Administration (“FAA”) Regulations Part 91 operation.  Based on management’s analysis of the current aviation industries and expectations, we are currently applying to reactivate our now dormant Part 135 license, which we expect will enable us to provide full charter management services within 4 to 6 months.

The Industry

    Charter management in the aviation industry operates under FAA Regulations Part 135, which regulates aircraft with up to 30 seats and 7,500 pounds of payload.   The National Air Transportation Association (“NATA”) reports that there are approximately 3,000 holders of Part 135 charter certificates. These include approximately 2,550 for fixed wing aircraft and 450 for helicopter operators.

    Additionally, according to NATA, business travelers accounts for approximately 70 percent of the charter services market, with personal travel representing the remainder.  Notably, approximately 30 percent of charter travelers used charter services almost exclusively, having nearly ceased using scheduled airlines.

    NATA further reports that the highly fragmented FBO segment of the charter services industry is comprised of over 3,000 operators located at one or more of the approximately 3,000 airports with at least one paved 3,000-foot runway, nationwide.  While most FBOs are single location operators, NATA characterizes operators located at three or more airports as “chains,” and if located in at least two distinctive regions of the country, as a “national” chains as compared with “regional” chains.  River Hawk’s goal to establish a national chain reflects its belief in a national chain benefits from enhancing client retention by providing its clients with nationwide flight access yet enabling the company to manage fuel costs at each destination in its network.

    River Hawk believes the general aviation market has historically been somewhat cyclical, with revenues correlated with general economic conditions. We also believe that the current charter services marketplace provides growth opportunities for the following reasons:

•
The increasing emphasis on security at the country’s major airports during the current decade has effected a fundamental change in the demand for the convenience private aviation services for both business and leisure travel.  These security initiatives and related increase in check-in delays have shifted demand private aircraft travel.

•
New generation private jet aircraft are increasingly entering the market, providing a broader range of more affordable variable range light and very light jets. As this new generation of private jet aircraft begins to proliferate, we believe there will be a resultant demand for more FBO services in secondary markets as well as in middle America, where these aircraft might be expected to put down and take on fuel en route to their final destinations.

•
Greater traffic at major and regional airports has led to a shortage of runways space for larger, commercial  jet aircraft at major and even regional airports, further exasperating flight delays and enhancing the very light jet market.

Marketing and Sales

    With the acquisition of River Hawk-San Antonio and Profile, we intend to dedicate a small but focused marketing sales force to maintain and increase sales of our management services as we transition to a full service, charter management service company primarily focusing on charter management and FBO services, with an added emphasis on maintenance and refueling.  Senior executives will complement and enhance these efforts and directly focus on pursuing aircraft owners to add their aircraft to our managed fleet.   Our marketing and sales initiative is of particular importance during this transition due to the need to create reliable demand for chartered flights in order to support the expected, additional salary expenditures arising under the FAA requirement that charter managements companies have pilots available on a full time basis.

    In additional to active, person-to-person and channel partnership introductions, the Company is currently undertaking enhancements to the Company’s website that will support the sales force and enhance two-way communication between clients, potential clients, and Company.

Competition

Both aircraft leasing, management companies and full charter service companies exist in a highly fragmented segment of the aviation industry, with competition at the local, regional and national level.  Management believes that the current fleet of aircraft it manages provides a platform from which it can expand the type and number of aircraft that it can deploy for (i) charter in the future in order to compete on a larger scale in terms of scheduling flexibility, availability and route variability and (ii) its managed leasing services and, in the near term, full charter managed services.

    As of the date of this document, the managed fleet is comprised of 12 managed aircraft, 6 of which the Company either owns outright or shares ownership interests and 6 of which it manages for third-party owners.   The Company-owned portion of our fleet includes well-known aircraft such as Beech and Cessna.  Owning shares of certain aircraft enables the Company to spread out carrying costs when an aircraft would otherwise be idle, while allowing us to cost-effectively expand the size and variability of our fleet.  We are currently in negotiations to purchase a Citation II jet, which will provide added convenience at greater destination ranges to our clients.

    The FBO segment of the industry, the vast majority of which are independent, single location operators, is characterized by competition in both pricing and service, leading to a broad range of fees and services even within relatively small geographic regions.  River Hawk expects that as it expands its network its increasing size will provide greater buying power from suppliers and consequential lower costs, which will enable more consistent services and aggressive pricing to current and potential clients.

Effect of existing or probable government regulation

    Our business operates under the regulation and supervision of the Federal Aviation Administration (FAA). Our services, including, among other things, dispensing fuels, repair services, maintenance services and pilot management services are under the purview of local, regional and national regulatory agencies. The adoption of new regulations could, and generally does, result in increased costs that can not be reliably estimated in advance.

Government Approvals

    FBOs, MBOs and charter services companies generally operate on municipal or other government owned real estate properties, as with Profile. At times we will need to obtain certain consents or approvals from those government entities in conjunction with our operations, acquisition or expansion, and with the terms of relevant airport leases.  There can be no assurance that we shall obtain such consents on terms favorable to the Company.   Any such failure could result inability to expand services at a location or to a location and under certain contracts could hinder additional acquisitions that we otherwise would consider.

Costs and effects of complying with environmental laws

    In dispensing fuels and in maintenance and repair operations, we handle virgin and waste petroleum products.  These activities are subject to federal, state and local environmental laws. The Company intends to comply with these laws as part of its standard operating practice. The cost of this compliance is considered a normal cost of operations.

Employees

    As of the date of this document, we employ  34 full-time or part-time employees  and independent contractors.

The Subsidiary Businesses

Profile Aviation Center, Inc.

Company Overview

    Profile Aviation Center, Inc., a North Carolina corporation, was established in 1996 and Profile Services, Inc., a Delaware corporation, was established in 1994.  Both companies are headquartered in North Carolina under common ownership and work synergistically to offer a full range of services for corporate aircraft leasing and management services throughout the South Eastern United States.  Providing a full service, FBO and MBO at Hickory Regional Airport in North Carolina, Profile is a member of both the National Business Aviation Association (“NBAA”) and NATA, and is a designated Phillips Aviation Performance Center for its continued demonstration of excellence in ground support operations.  Profile employs FAA trained aircraft technicians and requires that its employees and pilot-trainees remain up to date on current as well as innovative standards for a full range of aircraft services.

    One of Profile’s loyal customers is NASCAR, with whom it maintains an ongoing service contract to provide charter services to various NASCAR executives, teams, employees and drivers.  Profile transports and provides services aboard two of its 19-seat passenger aircraft and six of its Kingair turbine powered aircrafts.  Profile owns, maintains and stores eleven turbine-powered aircrafts of the following types: Beechcraft 1900, Beechjet 400, Beechcraft Kingair 350, B200, 200, B100, and Cessna Citation II.

    Profile’s facilities include 180,000 square feet of hangar, maintenance and office facilities, with generous opportunities for expansion, as needed, at the Hickory Regional Airport.  The facilities also include a Federal Aviation Regulation (“FAR”) part 145 repair station operation, a FAR part 135 charter operation, and aircraft leasing.  Profile employs over 60 people at their facilities, 24 of whom are independent-contractor pilots, which reduces liability risks.

    In conjunction with its FAR part 145 repair station, Profile provides complete avionics service for both installation and repair services for aircraft avionic systems.  The FAR part 145 repair station is also equipped with a comprehensive inventory of aircraft maintenance tooling, which enables the efficient performance of a comprehensive range of maintenance services.  To support its maintenance services, Profile maintains a broad aircraft parts inventory with a proactive and efficient parts-traceability program.  Profile also retains inventory management specialists who are, in addition, fully trained and authorized to ship hazardous materials.

    In order to provide top quality maintenance service, Profile employs senior maintenance technicians and inspectors who each have 30 years or more of experience in aviation-maintenance.  This experience includes working knowledge of the following aircrafts: Beechcraft 1900, Kingair (all series), Learjet (all series) and Cessna Citation 500 series.  Profile’s maintenance training program is also FAA-approved and Profile maintenance technicians attend regular trainings with both FlightSafety and Simuflite.  Its ground service crews undergo NATA Safety First Training and Phillips Line Service Training along with an in-house training program conducted at Profile’s facilities.

    In connection with the other facilities and services, Profile offers customers a Cessna single engine service center, phase inspections, airframe repairs, annual and 100 hour inspections, large parts inventory, engine exchanges, NDT inspections, an altimeter, static, Transponder System Test, and service and repair for the Bendix King, Collins, and ARC.  Profile’s ground services include, NATA Safety 1st Certified technicians, Phillilps 66 100LL and JetA with Prist, quick turn fueling, GPU Service 12/28 volt, towing service up to Gulf Stream V, baggage handling, red carpet services, coffee and ice, tie down, and overnight hangar services.

River Hawk-San Antonio

    River Hawk was formed as a private company in 2002 and merged into a public company in January of 2003. Until recently, the Company primarily concentrated its efforts on the build-out of airline hubs in Puerto Rico and the Dominican Republic, through its former subsidiaries, EC AIR and VAD, which were sold in exchange for the purchaser’s assumption of certain liabilities of the Company.  The majority of these efforts have focused on development of licensing and supporting organizational growth.  In January 2007, River Hawk, formerly known as Viva International, Inc., completed an asset purchase agreement with River Hawk-San Antonio, acquiring its aviation parts manufacturing and supplying business.

    River Hawk-San Antonio currently has an ongoing relationship with Honeywell, International Turbine Services (“ITS”) and NASCAR.  ITS, a major supplier of engine parts to Dallas Airmotive, has purchased over $10 million in engine parts from River Hawk-San Antonio over the last 18 months.  River Hawk has provided aircraft parts, engines and aircrafts to several NASCAR teams, including Ganasii Racing, Sabco Racing and Joe Gibbs Racing.

    River Hawk-San Antonio had sales of $707,663 for the year ended December 31, 2005, with a gross margin of $540,511, and booked approximately $1.5 million in sales in the first half of 2006 (results for the second half of 2006 will become available following March 31, 2007).  Gross revenues at the end of 2006 are expected to exceed $1.8 million, with an estimated gross margin of $1.2 million.   Forecasts for 2007 indicate gross margins of approximately $2.5 million.

    The airline industry’s cyclical curve is currently in the early stages of an upward climb (historically lasting five years on average), as evidenced by performance standards within the industry.  The next five years is expected to revitalize growth, especially in profit though debt reduction.  During this period, River Hawk plans to grow into an aviation holding conglomerate, becoming an industry leader in the aviation parts, services and aviation technology industry.

Risk Factors

The following information describes the various risks relating to both the Company’s operations and its common stock.  The below risks are deemed as being material to a decision to invest in our Company.  The Company could also be adversely affected by additional risks and uncertainties not presently known or believed to be material.  The following risks should be considered carefully, together with all of the other information included in this prospectus, before an investor decides to purchase any shares of the Company’s common stock.

Risks Related to the Operations of the Company:

The Company’s business is difficult to evaluate because we have a limited operating history and an uncertain future.

    While Profile was established in, and has operated since, 1996, River Hawk, as an aviation holding company, has a limited operating history upon which to evaluate present business and future prospects.  We face risks and uncertainties relating to our ability to implement our business plan successfully.  Our operations are subject to all of the risks inherent in the establishment of a new business enterprise generally.  The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the commencement of operations and the competitive environment in which we operate.  If we are unsuccessfully in addressing these risk, our business, results of operations, financial condition and prospects will be materially harmed.

The Company could be adversely affected by increases in fuel prices.

    An increase in fuel prices could discourage passengers from flying on private jets and decrease revenue for the entire airline industry.  If fuel prices substantially increase, it could affect the price to operate flights and adversely affect revenue, having a material impact on achieving profitability unless the Company’s customers are able to absorb the price increase.  The competitive nature of the aviation industry will affect the Company’s ability to pass on increased fuel prices by increasing rates.  Currently, we do not anticipate a decrease of available fuel. However, dependency on foreign imports of crude oil and the possibility of changes in government policy on jet fuel production, transportation and marketing make it difficult to predict future availability of jet fuel.  If there are new outbreaks of war and other conflicts in oil producing areas, this could also affect fuel availability.

The segments of the aviation services industry in which the Company operates are extremely competitive.

    The Company competes with national, regional and local charter management operations, aircraft maintenance operations and fixed based operators.  Most of our competitors have been in the business far longer than we have and many may have greater financial resources available to them.  Having greater financial resources will make it easier for these competitors to absorb higher fuel prices and other increases in expenses.  In addition, these competitors might seek acquisitions in competition to us.  Accordingly, we can give no assurance that we will be able to successfully compete in our industry.

The Company’s future success is largely dependent upon locating and acquiring FBO’s at strategic points across the country.

    The Company’s business is based on the acquisition of FBOs and MBOs in strategic locations across the country.  These acquisitions will be largely dependent upon location and availability.  If the Company is unsuccessful at finding available FBOs and MBOs to join the Company, operations and revenue would suffer.  Furthermore, it will take significant financial resources to acquire FBOs and MBOs.  If the Company, does not have adequate financial resources the success of its business will be adversely affected.

Compliance with various regulations governing the airline industry can be costly, and we could be harmed if the Company fails to comply with such regulations.

    Airlines are subject to extensive regulatory and legal requirements that involve significant compliance costs that can result in increased costs for passengers and the airline.  The FAA, DOT and TSA periodically propose additional laws, regulations, taxes and airport rates and charges.  Such measures could have the effect of raising costs, reducing revenue or reducing demand for air travel.  The Company expects to continue incurring expenses to comply with existing and future regulations.  Moreover, if the Company fails to comply with applicable regulations, it may be subject to criminal and civil sanctions.

Future terrorist attacks, other world events, general economic conditions and other factors beyond the Company’s control could substantially harm the Company.

    Concerns about further terrorist attacks have had a negative impact on air travel demand.  In addition, security procedures introduced at airports since the attacks have increased the inconvenience of air travel, both in reality and in customer perception, leading to further reduction in demand.  Additional terrorist attacks, the fear of such attacks, continued conflict in Iraq, Afghanistan and other countries could further affect the airline industry and could cause general instability in financial markets.

    While we believe that our lease management and FBO services are less vulnerable to decrease in demand under these circumstances than commercial, scheduled passenger services, because a substantial portion of air travel, including business travel, is discretionary, the industry tends to experience adverse financial results during economic downturns.  Any general decline in passenger traffic may harm the Company’s business.

The Company may require additional financing to expand our businesses apart from the use of financing to effect acquisitions.

    It is possible the Company may require additional financing during the fiscal year ending December 31, 2008.  We can give no assurances as to obtaining additional cash flow from operations, receiving additional financing or attaining profitability.

Other factors beyond the Company’s control could substantially harm the Company.

    The Company’s operations are also subject to delays caused by factors beyond its control, including air traffic congestion at airports, adverse weather conditions and increased security measures.  Such delays frustrate passengers, reduce aircraft utilization and increase costs, all of which may affect profitability and harm the Company’s financial condition and results of operations.

If the Company is unable to upgrade its aircraft and FBO procedures and equipment, it could adversely affect the Company’s results of operations.

    The airline industry is constantly developing new technologies and procedures for aircrafts and FBO procedures and equipment.  If the Company cannot afford to upgrade its equipment competitors with the newer technologies will have an advantage in the marketplace.

The Company’s success is largely dependent upon key management and other personnel.

    The Company’s future success will be heavily dependent on the performance of our executive officers and mangers, as well as retaining and training employees.  Although we believe we will be able to hire and retain qualified personnel, we can give no assurance that we will be successful in obtaining, recruiting and retaining such personnel in sufficient numbers to increase revenues, attain profitability or successfully implement our growth strategy

Risks related to the Company’s Common Stock:

The Company’s common stock is subject to the penny stock rules.

    The Securities and Exchange Commission has adopted a set of rules called the penny stock rules that regulate broker-dealers with respect to trading in securities with a bid price of less than $5.00. These rules do not apply to securities registered on certain national securities exchanges (including the Nasdaq Stock Market) or authorized for quotation on an automated quotation system sponsored by a registered pre-1990 securities association, provided that current price and volume information regarding transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer to deliver to the customer a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with other information. The penny stock rules require that, prior to a transaction in a penny stock, the broker-dealer must determine in writing that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may reduce the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. If a market ever does develop for our common stock, as to which we can give no assurance, and it should remain subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares of our common stock.

The Company does not anticipate paying dividends on our common stock in the foreseeable future.

    We intend to retain future earnings, if any, to fund our operations and to expand our business. Accordingly, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

The Company’s board right to authorize additional shares of preferred stock could adversely impact the rights of holders of our common stock.

    Our board of directors currently has the right, with respect to the 25,000,000 authorized shares of blank check preferred stock, to authorize the issuance of one or more series of our preferred stock with such voting, dividend and other rights as our directors determine. Such action can be taken by our board without the approval of the holders of our common stock. Accordingly, the holders of any new series of preferred stock could be granted voting rights that reduce the voting power of the holders of our common stock. For example, the preferred holders could be granted the right to vote on a corporate reorganization or acquisition even if the reorganization of acquisition would not have an adverse effect on their rights. This right, if granted, would give them a veto with respect to any reorganization. Or they could be granted 20 votes per share while voting as a single class with the holders of the common stock, thereby diluting the voting power of the holders of our common stock. In addition, the holders of any new series of preferred stock could be given the option to be redeemed in cash in the event of a reorganization or acquisition. This would make an acquisition of our Company less attractive to a potential acquirer. Thus, our board could authorize the issuance of shares of the new series of preferred stock in order to defeat a proposal for the acquisition of our Company which a majority of our then holders of our common stock otherwise favor.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This Form 8-K may contain “forward-looking statements.” In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. Changes in the circumstances upon which we base our predictions and/or forward-looking statements could materially affect our actual results. Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) our limited operating history; (2) our ability to pay down existing debt; (3) our ability to retain the professional advisors necessary to guide us through our corporate restructuring; (4) the risks inherent in the investigation, involvement and acquisition of a new business opportunity; (5) unforeseen costs and expenses; (6) potential litigation with our shareholders, creditors and/or former or current investors; (7) the Company's ability to comply with federal, state and local government regulations; and (8) other factors over which we have little or no control.

    We do not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Such factors include the factors described in our interim and audited consolidated financial statements and the Management’s discussion and analysis of financial condition and results of operations.

    In connection with, and because we desire to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward looking statements in the following discussion and elsewhere in this report and in any other statement made by, or on our behalf, whether or not in future filings with the Securities and Exchange Commission.  Forward looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward looking statements made by, or on our behalf.

Introduction

River Hawk Aviation, Inc. (formerly Viva International, Inc). is a holding company that consists of  its wholly owned subsidiary Viva Airlines, Inc.  On May 10, 2007, the Company sold its equity positions in its previous subsidiaries: 100 % owned Eastern Caribbean Airlines Corporation and a 49% controlling interest in Viva Air Dominicana, S.A.  As discussed elsewhere, the Company has been unable to convey its interest in Viva Air Dominicana S.A. due to the personal interference of Syed “Oscar” Hasan who formerly was employed by the Company in various positions but was the Company’s President and CEO at the time of his departure.  It is unknown if this will create problems with the Company’s agreement with Southland Holdings Corp. but Southland has seemingly elected to pursue another course of action to preserve and protect whatever valu may exist in the Dominican Republic.  The likelihood of litigation against Mr. Hasan is very high and the decision to commence legal action is imminent.

On August 28, 2007 the Company completed its merger and acquisition of Profile Aviation Services, Inc. and Profile Aviation Center, Inc. of Hickory, North Carolina ( Profile)

On August 29, 2007 the Company completed an agreement (subsequently amended with the most recent amendment being as of November 16, 2007) to acquire privately held River Hawk Aviation, Inc. of San Antonio and has relocated the assets (including consigned assets) and business operations to Hickory, North Carolina.

The holding company also consists of the following inactive subsidiaries: CT Industries, Inc., Hardyston Distributors, Inc. (doing business as The Mechanics Depot), and Universal Filtration Industries, Inc. At present, no plans exist to return any of the inactive subsidiaries to operations.

Results of Operations for the Three and Nine Months Ended September 30, 2007 and 2006.

Sales

River Hawk Aviation, Inc. (formerly Viva International, Inc.) had sales of $1,485,460 for the three months ended September 30, 2007 as compared to sales of $0 for the three months ended September 30, 2006.

River Hawk Aviation, Inc (formerly Viva International, Inc.) had sales of $1,485,460 for the nine months ended September 30, 2007 as compared to sales of $0 for the nine months ended September 30, 2006.

The increase in sales for the three month and nine month periods ended September 30, 2007 is attributable to the completion of its merger and acquisition of Profile Aviation Services, Inc. and Profile Aviation Center, Inc. on August 28, 2007.  In addition on August 29, 2007, the Company was also able to complete an asset acquisition with privately held River Hawk Aviation, Inc. of San Antonio.

In August of 2006, the Company engaged Calvin Humphrey to be its Chief Executive Officer.  At the time of Mr. Humphrey’s hire Eastern Caribbean Airlines Corporation. and Viva Dominicana S.A. were the only two operating subsidiaries of the Company.  The management change resulted in a change to the Company’s business plan whereby the Company would now concentrate expanding its holdings to existing operating aviation “niche” businesses possessing positive cash flow and high future growth potential.  It was also determined that the resumption of aviation services in Caribbean subsidiaries Eastern Caribbean Airlines, Inc. and Viva Air Dominicana S.A. would be impractical and in conflict with objectives of the new business plan.  Accordingly, operations were discontinued during the 4th quarter of 2006 and the Company’s equity interest in former subsidiaries Eastern Caribbean Airlines Corporation and Viva Air Dominicana S.A. were sold on May 10, 2007 to Southland Holding Corp.   The merger and acquisition of Profile Aviation Services, Inc. and Profile Aviation Center, Inc. as well as the asset purchase and inventory consignment of aircraft parts and accessories represents the first closed transactions under the present management group.  The Company is now prepared to generate revenues from aviation parts wholesale and retail efforts as well as offering lease and air charter services and a fixed base aviation operation offering varied services such as jet fuel, aircraft maintenance and flight planning as well as other support services..

Cost of Good Sold

River Hawk Aviation, Inc. (formerly Viva International, Inc.) had cost of goods sold of $495,792 for the three and nine months ended September 30, 2007 as compared to cost of goods sold of $0 for the three and nine months ended September 30, 2006.

The increase in cost of good sold is the direct result of the operating activity of Profile Aviation Services, Inc. and Profile Aviation Center, Inc. which were merged and acquired on August 28, 2007 and accordingly, became wholly owned subsidiaries of the Company.

Gross Profit

River Hawk Aviation, Inc. (formerly Viva International, Inc.) has gross profit of $495,792 for the three and nine months ended September 30, 2007 as compared to gross profit of $0 for the three and nine months ended September , 2006.

The gross profits increase is attributable to the Company’s August 28, 2007 completion of a merger and asset acquisition agreement with Profile Aviation Services, Inc. and Profile Aviation Center, Inc and the resulting operating activity of these entities from August 28, 2007 thorugh September 30, 2007.

General and administrative expenses

River Hawk Aviation, Inc. (formerly Viva International, Inc). had general and administrative expenses of $375,117 for the three months ended September 30, 2007 as compared to  $298,144 for the three months ended September 30, 2006.  The increase is primarily attributable to the completion of the merger and acquisition of Profile Aviation Services, Inc. and Profile Aviation Center, Inc. The three month period ended September 30, 2006 was a transitional period and the Company was not producing operating revenues.

River Hawk Aviation, Inc. (formerly Viva International, Inc.) had general and administrative expenses of $829,101 for the nine months ended September 30, 2007 as compared to $1,029,155 for the nine months ended September 30, 2006.   Included in the costs relating to the nine months ended September 30, 2006 was $330,000 of expenses for services that were paid via the issuance of the Company’s common stock.  Accordingly, the cash expended for general and administrative expenses was somewhat higher for the nine months ended September 30, 2007 and this is primarily attributable to the completion of the merger and acquisition of Profile Aviation Services, Inc. and Profile Aviation Center, Inc

Expenses resulting from reorganization

River Hawk Aviation, Inc. (formerly Viva International, Inc) had $964,871 of expenses resulting from reorganization for the three months and nine months ended September 30, 2007 as compared to -0- for the the three months and nine months ended September 30, 2006.

During August of 2007, the Company completed the merger and acquisition of Profile Aviation Services, Inc. and Profile Aviation Services, Inc. and additionally completed an asset acquisition agreement of aviation parts and accessories from its Chief Executive Officer.  Pursuant to these transactions, the Company also obtained certain services and loan guarantees that were critical to the completion of the various agreements.  Accordingly, expenses resulted from the major reorganization effort.

Interest expenses

River Hawk Aviation, Inc. (formerly Viva International, Inc.) had interest expenses of $77,812 for the three months ended September 30, 2007 as compared to $32,986 for the three months ended September 30, 2006.  This increase is primarily attributable to the completion of the merger and acquisition of Profile Aviation Services, Inc. and Profile Aviation Center, Inc. and the servicing of existing debt associated with those entities.

River Hawk Aviation, Inc. (formerly Viva International, Inc.) had interest expenses of $144,782 for the nine months ended September 30, 2007 as compared to $104,879 for the nine months ended September 30, 2006.  The increase is primarily attributable to the completion of the merger and acquisition of Profile Aviation Services, Inc. and Profile Aviation Center, Inc. and the servicing of debt associated with those entities.  .

Losses from discontinued operations and sale of subsidiaries

River Hawk Aviation, Inc. (formerly Viva International, Inc.) discontinued the subsidiary operations of Eastern Caribbean Airlines Corporation. and Viva Air Dominicana S.A. during the 4th quarter of 2006.  On May 10, 2007, the Company sold its equity interest in Eastern Caribbean Airlines, Inc. and Viva Air Dominicana S.A. to Southland Holdings Corp.

River Hawk Aviation, Inc. (formerly Viva International, Inc..) had losses from discontinued operations of $0 for the three months ended September 30, 2007 as compared to $92,644 for the three months ended September 30, 2006.

River Hawk Aviation, Inc. (formerly Viva International, Inc.) had losses from discontinued operations of $24,358 for the nine months ended September 30, 2007 as compared to $360,795 for the nine months ended September 30, 2006.

River Hawk Aviation, Inc. (formerly Viva International, Inc. had losses related to the sale of its equity interst in Eastern Caribbean Airlines, Inc. and Viva Air Dominicana S.A. of $964,871 which were recognized during the quarter ended June 30, 2007 and are in losses for the nine months ended September 30, 2007.  Since the sale occurred as a single transaction encompassing both subsidiary interests there is no comparable information for the nine months ended September 30, 2006.

Net Losses

River Hawk Aviation, Inc. (formerly Viva International, Inc.) had  net losses of $951,305 for the three months ended September 30, 2007 as compared to a loss of $423,774 for the three months ended September 30, 2007.  The increase in losses is primarily due to expenses resulting from reorganization and the completion of the merger and acquisition of Profile Aviation Services, Inc. and Profile Aviation Center, Inc as well as the asset acquisition ofaviation parts and accessories from the Company’s Chief Executive Officer.

River Hawk Aviation, Inc. (formerly Viva International, Inc.) had net losses of $2,407,938 for the nine months ended September 30, 2007 as compared to $1,494,829 for the nine months ended September 30, 2006.  The increase in losses is primarily due to expenses resulting from reorganization and the completion of the merger and acquisition of Profile Aviation Services, Inc. and Profile Aviation Center, Inc. as well as the asset acquisition of aviation parts and accessories from the Company’s Chief Executive Officer.

Additional information

As previously mentioned, the Company has evolved its reorganization into the first phase of its business plan via the completion of a merger and acquisition of Profile Aviation Services, Inc. and Profile Aviation Center, Inc. and the purchased and consigned inventory of aviation parts and accessories previously operated under the privately held River Hawk Aviation, Inc. of San Antonio, Texas.  .

Accordingly, the Company’s holdings are in the process of adjustment as it completes its acquisition of privately held River Hawk Aviation, Inc. of San Antonio, Texas and completes the merger with Profile Aviation Services, Inc. and Profile Aviation Center of Hickory, North Carolina.

Management has revised its business plan and strategy to concentrate its effort on creating opportunities and strategic relationships with existing operating aviation related companies.

Management believes that its reorganization efforts combined with its recently completed merger and acquisitions will make it more attractive in its efforts to obtain additional capital to continue to make acquisitions and support relationships in its quest to grow the company and its holdings.

Through the prudent management of its available resources, Management believes that it has kept its costs and expenses under control and continues to seek cost saving strategies wherever possible.

Liquidity and Capital Resources

At September 30, 2007, the Company had $450,282 in cash. Since inception the Company has accumulated a deficit of approximately $21,600,000.

For the period of July 1 through August 28, 2007 our principal source of funding was Approximately $10,300 of loans from shareholders and officers were provided for working capital purposes.  From August 29, 2007 through September 30, 2007, our working capital needs were met through cash flows from operations.

As of September 30, 2007, $530,828 of loans that have been provided for working capital purposes from shareholders and officers are outstanding and a liability of the Company. During the three month period ended September 30, 2007, the Company has been able to reduce its liability to shareholders by $173,342 via the issuance of stock in settlement thereof.  Management expects that future liquidations of the outstanding debt will also be achieved by utilization of stock issuances.

River Hawk Aviation, Inc. (formerly Viva International, Inc.) is seeking to obtain approximately $6 to $7 million in financing that will be used to fund acquisitions of “niche” aviation companies as well as to provide needed working capital. The company is seeking to bridge its financing requirements by obtaining a $1-2 million loan that will be used partially for acquisitions and partially for working capital. Additional requests for financing will be tendered on the basis of specific targeted acquisitions, joint ventures and equipment that are by design intended to facilitate the growth of the Company’s holdings and operations. Management believes that the recent sale of its equity interests in Eastern Caribbean Airlines Corporation and Viva Air Dominicana S.A. will enable it to obtain the capital it believes that it needs to implement its business plans.

The Company believes its reorganization effort makes it more attractive to obtain capital with a convertible debenture or comparable financial instrument via private placement to investors..

Additionally, as a result of the Company’s August, 2007 completion of a merger and acquisition of Profile Aviation Services, Inc. and Profile Aviation Center, Inc. and the asset acquisition and consignment of aviation parts and accessories from privately held River Hawk Aviation, Inc. it now believes that it can successfully complete some conventional asset financing on a more favorable basis than existing loan structures existing within the Profile companies at time of merger.  This is expected to be able to yield additional funds for working capital purposes as well as to reduce the monthly debt service obligations currently existing.

However, River Hawk Aviation, Inc. (formerly Viva International, Inc.) does not currently have the funds necessary for working capital, acquisitions, joint ventures, or equipment acquisitions. River Hawk Aviation, Inc. (formerly Viva International, Inc.) will only be able to provide the needed capital by raising additional funds.  In the past, the Company has been able to obtain support from some of its shareholder and related parties. However, the Company no longer feels reliance on this method of obtaining funding support and accordingly, will refrain or limit these types of borrowings.  The Company does admit that it may be necessary for certain of its key officers, directors and/or shareholders to provide personal financial guarantees to be able to obtain the funding that it will require.  Management is quite optimistic that it can raise sufficient capital to implement its strategies to grow the Company’s holdings and operations.

However, should we continue to be unable to raise adequate funds it could result in the failure to complete needed acquisitions of certain aviation acquisitions, joint ventures, equipment as well as to provide the necessary working capital needed to continue our efforts in developing the Company’s holdings and operations.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

DESCRIPTION OF PROPERTY

    We presently utilize approximately 450 square feet of office space located at 954 Business Park Drive, Suite #4 at 1023 Business Park Drive, Traverse City, MI. The Company’s obligation for these spaces is $1,164 per month plus utilities.  954 Business Park Drive is being leased on a month to month basis.  The possible expansion of the space utilized at 954 Business Park Drive will be considered.

    Profile’s facilities include 180,000 square feet of hangar, maintenance and office facilities, with generous opportunities for expansion, as needed, at the Hickory Regional Airport.  The facilities also include a Federal Aviation Regulation (“FAR”) part 145 repair station operation, a FAR part 135 charter operation, and aircraft leasing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of November 16, 2007, certain information regarding the ownership of River Hawk’s capital stock by each director and executive officer of River Hawk, each person who is known to River Hawk to be a beneficial owner of more than 5% of any class of River Hawk’s capital stock, and by all officers and directors of River Hawk as a group.  Unless otherwise indicated below, to River Hawk’s knowledge, all persons listed below have sole voting and investing power with respect to their shares of capital stock except to the extent authority is shared by spouses under applicable community property laws.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities.  Shares of common stock subject to options or convertible securities exercisable or convertible within sixty (60) days of November 12, 2007 are deemed outstanding for computing the percentage of the person or entity holding such options or convertible securities but are not deemed outstanding for computing the percentage of any other person, and is based on 14,759,731 shares of common stock issued and outstanding, as of November 12, 2007.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIALOWNERSHIP	% OF CLASS
Calvin Humphrey 1023 Business Park Drive Traverse City, MI 49686	5,501,237 Chairman, President, CEO	37.27%
Robert J. Scott 1023 Business Park Drive Traverse City, MI 49686	124,240 Director, CFO	.84%
Carroll Smith (1) 3103 9th Avenue Drive Hickory, NC 28601	4,000,000 Director	27.10%

David M Otto 601 Union Street, Suite 4500 Seattle, WA 98101	3,533,334 >10% Shareholder	23.93%

Richard R. Girouard 1023 Business Park Drive Traverse City, MI 49686	-0- Director	-0-
Roger F. Larreur 1023 Business Park Drive Traverse City, MI 49686	-0- Director	-0-
All officer and directors as a group (3 persons)	9,625,477	65.2%

(1) On April 7, 2007, the Board of Directors of the Company appointed Carroll Smith to its Board of Directors.
(2) On November 16, 2007, the Board of Directors of the Company appointed Richard Girouardto its Board of Directors.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

    Neither the Company, its property, or any of its directors or officers is a party to any pending legal proceeding, nor have they been subject to a bankruptcy petition filed against them.  None of its officers or directors has been convicted in, nor is subject to, any criminal proceeding.

Our directors and officers as of November 16, 2007 are set forth below.

NAME	AGE	POSITIONS

Calvin Humphrey	60	Chairman of the Board, Chief Executive Officer

Robert J. Scott Richard R. Girouard	58 53	Chief Financial Officer, Secretary/Treasurer, Director Director

Roger Larreur	46	Director

Carroll Smith	74	Director

Calvin Humphrey has served as a Director since August 14, 2006 and became the Company’s Chief Executive Officer on September 27, 2006. Mr. Humphrey’s has held responsible executive positions in public and private aviation companies in a 37 year career. Mr. Humphrey has held executive positions with BAE Systems, Embraer Aircraft and Fairchild Aircraft in addition to having served as President and Chief Executive Officer of regional air carriers Northcoast Executive Airlines and Jetstream International Airlines. Most recently, Mr. Humphrey has operated as a wholesale and retail distributor of aircraft parts and accessories from privately owned businesses in San Antonio, Texas.

Robert J. Scott has served as a Director and Chief Financial Officer since January 15, 2003. At various times since 2003, Mr. Scott has also filled the positions of President and Chief Executive Officer most recently serving as the Chief Executive Officer during the period of March 9, 2006 through August 3, 2006. From January 15, 2003 to July 15, 2004, Mr. Scott was our sole director. From May 2002 until January 2003, Mr. Scott was the Secretary and Treasurer of Renegade Venture Corporation (now known as Global Aircraft Solutions, Inc (OTCBB:GACF). He was responsible for all financial and accounting aspects of such business.  From May 2002 until January 2003, Mr. Scott was Chief Financial officer of Hamilton Aerospace Technologies, Inc. (a wholly owned subsidiary of Renegade Venture Corporation now known as Global Aircraft Solutions, Inc). He was responsible for all financial and accounting aspects of such business.  Mr. Scott has operated a consulting firm since 1990 specializing in tax, accounting, financial and management consulting.  In 1971, Mr. Scott received his Bachelor of Science degree in Business Administration from Michigan Technological University.

Richard R. Girouard was appointed to the Board on November 16, 2007.  Heis the President and CEO Girouard Associates, Inc., located in New Canaan, Connecticut.  Mr. Girouard has over 30 Years experience as a Custom Home Builder of Luxury Single Family and Multi Family Residential properties throughout the Farmington Valley, Greater Hartford area, New London, Lower Fairfield Counties of Connecticut, Anguilla, BWI and Vieques, PR.  He has has won numerous industry awards for his Custom Homes and Residential Developments.  Additionally, Mr. Girouard has over 20 years experience as a Commercial Property Developer in Hartford, Stonington, North Stonington, Greenwich, Darien and Manchester, Connecticut as well as Watch Hill, Rhode Island and Davies, Florida.  Mr. Girouard is a founder of USA Bank in Westchester County, New York.  Additionally, he is a founder, shareholder, and member of the board of the directors of DiscoveryTel, a significant provider of communications services and equipment located in Hartford, Connecticut and Reston, Virginia.  DiscoveryTel provides these services throughout Africa and the Middle East.

Roger Larreur is Director of Sales & Marketing for Canada and the Eastern United States for Swissport, USA, Inc. Swissport International, Ltd. is the leading service provider in the global ground and cargo handling business. Previous to this, Mr. Larreur has held management and executive positions with American Trans Air, Maxmar Aviation Consulting, Paradise Airlines d/b/a Continental Connection, Gulfstream International Airlines d/b/a Continental & United Connection, Alitalia Airlines, Pan Am Express Airways, and Braniff Airlines.

Mr. Carroll G. Smith.  Mr. Smith is currently the President of Profile Aviation Center, Inc. and Profile Aviation Services, Inc. and has over 40 years in management of aircraft maintenance, flight departments and air transport along with over 20,000 flight hours in various aircrafts.  Mr. Smith has held the position of chief pilot and director of flight operations for numerous companies.  Furthermore, he has years of both hands-on and management-related mechanic and maintenance experience on a wide variety of aircrafts.  Mr. Smith is also a member of the board of Directors of River Hawk Aviation, Inc.

Employment Agreements and Compensation

    River Hawk has an employment agreement with its Chief Financial Officer, Robert Scott, under which it is obligated to pay Mr. Scott salary in the amount of $8,500 per month, with the potential to earn shares of common stock of the Company or options for common stock.  The agreement extends through January 2008.

    The Company is obligated to enter into employment agreement with Mr. Humphrey and Mr. Smith not later than January 2008.

Equity Incentive Plan

    As of the date of this report, the Company does not have a defined, active equity incentive plans, but intends to implement a plan during the next six months following the date of this filing.

Audit Committee Financial Expert

    The Company does not have an audit committee financial expert.

Compliance with Section 16(a) of the Exchange Act

    Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons also are required to furnish the Company with copies of all Section 16(a) forms they file. None of the officers or directors of the Company have provided to the Company any filed reports upon their acquisition or disposition of securities of the Company.  With the exception of the aforementioned, to the Company’s knowledge, no officers, directors and persons who beneficially own more than 10% of the Company’s common stock have failed to file the reports required pursuant to Section 16(a).

Code of Ethics

    The Company has not adopted a code of ethics, but plans to do so in the future.

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table sets forth all the compensation earned by the person serving as the Chief Executive Officer (Named Executive Officer) during the fiscal years ended December 31, 2006 and 2005 and any other officers who have earned greater than $100,000 in total salary and bonuses during the 2006 or 2005 fiscal years.

		Annual Compensation			Long-Term Compensation

					Awards		Pay-Outs
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual CompenSation ($)	Securities Restricted Stock Award(s)	Under-Lying SARs (#)	Options/ Payouts	LTIP ($)	All Other Compen- sation

Cal Humphre(1)	2006	$59,716	0	0	0	0	0	0	0
President, CEO and Director	2005	0	0	0	0	0	0	0	0

Robert J. (2)	2006	225,000	0	0	0	0	0	0	0
Scott CFO,	2005	225,000	0	0	0	0	0	0	0
Secretary and Treasurer
President during February 2004 through July 2004

Rudolpho (3)	2006	0	0	0	0	0	0	0	0
Dominguez CEO	2005	93,750	0	0	0	0	0	0	0

Syed Hasan(4)	2005	60,000	0	0	0	0	0	0	0
CEO, President	2005	60,000	0	0	0	0	0	0	0
Secretaryand Director

(1) Calvin Humphrey is the current Chief Executive Officer of the Company.  Mr. Humphrey was appointed as CEO of the Company and chairman of the Board of Directors on September 27, 2006 and has served as a director of River Hawk since August 21, 006.   Mr. Humphrey accrued salary but has not been paid during the period of December ending 31, 2006 or through the date of this Information Statement through November 9, 2006.  Mr. Humphrey was issued 500,000 shares of Common Stock on or around May 23, 2007 and 500,000 shares of Common Stock on August 21, 2007.

(2) Mr. Scott accrued salary has not been paid during the period of December 31, 2005 through November 9, 2006.   Mr. Scott was issued 200,000 shares of Common Stock on or around May 23, 2007 and 500,000 shares of Common Stock on August 21, 2007.

(3) Rodolfo Dominguez resigned his position as CEO and Director on September 28, 2005.  Mr. Dominquez accrued salary, which remains subject to a re-determination, and received actual payments of $2,500.

(4) Mr. Hasan resigned his positions as President, CEO and Director with the Company on March 9, 2006 and pursuant to that resignation the amounts remaining unpaid are subject to a re-determination.

Stock Options Granted in Fiscal 2005

    The following table sets forth certain information concerning grants of options made during fiscal 2005 to the named executive officers.

Name	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees in 2005	Exercise or Base Price ($/SH)	Fair Market Value on Date of Grant	Expiration Date
N/A	N/A	N/A	N/A	N/A	N/A
N/A	N/A	N/A	N/A	N/A	N/A

Aggregate Stock Option Exercises and Year-End Option Value Table

The following table sets forth certain information concerning option exercises in fiscal 2006, the number of stock options held by the Named Executive Officers as of December 31, 2005 and the value (based on the fair market value of a share of stock at fiscal year-end) of in-the-money options outstanding as of such date.

	Number of Shares Acquired on	Value	Number of Unexercised Options Held at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
N/A	N/A	N/A	N/A	N/A	N/A	N/A
N/A	N/A	N/A	N/A	N/A	N/A	N/A

Directors’ Compensation and Non-Employee Director Agreement

    None.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

    Aerlogistics Investment Partners, LLC was the guarantor on a $1,500,000 loan that provided for the purchase of shares of the Company’s Series B Preferred stock from Carol Smith.  Calvin Humphrey, CEO and director of the Company, and David Otto, beneficial shareholder, are members of this entity.

Director Independence

    Our securities trade on the Over-the-Counter Bulletin Board System and our Board of Directors is not subject to any independence requirements.

DESCRIPTION OF SECURITIES

    As of November 16, 2007, the Company had 259,731 shares of common stock outstanding, 10,500,000 shares of Series A Preferred issued or under obligation to be issued, and 4,000,000 shares of Series B Preferred stock outstanding.

    The Company has 500,000,000 total shares of common stock authorized, at $.001 par value, and there are 25,000,000 total shares of preferred stock authorized, at $.001 par value.

    Calvin Humphrey, CEO of the Company, is the owner of 5,500,000 shares of Series A Preferred stock of the Company.  Carroll Smith, former CEO of Profile Aviation Services, Inc. and Profile Aviation Center, Inc. and current director of the Company’s board, is the owner of 1,500,000 shares of Series A Preferred stock.  David M. Otto is the owner of 3,500,000 shares of Series A Preferred stock.

    Carroll Smith is also the owner of 2,500,000 of Series B Preferred stock.  Aerologistics Investment Partners, LLC is owner of 1,500,000 shares of Series B Preferred stock.

    On August 21, 2007, the Board and the consenting stockholders unanimously adopted and approved a resolution to effect a one-for-thirty (1:30) reverse split (the “Reverse Stock Split”) of all issued and outstanding shares of Common Stock of River Hawk, effective on October 16, 2007.

LEGAL PROCEEDINGS

 (1)   Ivan Figueroa vs. Eastern Caribbean Airlines Corporation. and Viva International, Inc-Mr. Figueroa has filed suit against the Company and its subsidiary alleging that he has suffered $5 million in damages as a result of an alleged breach of an agreement with Eastern Caribbean Airlines, Inc. and Viva International, Inc. A status conference was held on November 30, 2006 and the court allowed a request for discovery to be conducted until April 30, 2007. Prior to the commencement of discovery, legal counsel for Eastern Caribbean Airlines and Viva International, Inc. withdrew their representation of the Company due to lack of payment of outstanding professional services. Subsequently, the Court ordered Eastern/Viva to appear before them with new legal representation. The Company has agreed to engage new counsel and a pleading is expected to be filed within the imposed time frame as mandated by the Courts. Mr. Figueroa was previously employed by the Company and was the previous owner of Cool Tours, Inc. d/b/a San Juan Aviation. At issue is amounts allegedly owed to Mr. Figueroa and other unpaid obligations as well as the ownership of the Cool Tours, Inc name. The Company has invested substantially into its Puerto Rico operations through Eastern Caribbean Airlines, Inc. and believes that certain of the debts claimed by Mr. Figueroa as unpaid have been inflated or otherwise not disclosed and would result in a recalculation of any amounts due him. In addition, the Company has various executed documents and agreements that support and defend its investment in Eastern Caribbean and its entitlement to the retention of the Cool Tours name. The Company will vigorously defend any action arising from the Figueroa litigation and will consider a counter suit if this proceeding is to continue. Any liability arising from this claim has been assumed by Southland Holding Corp. pursuant to a May 10, 2007 stock purchase agreement. However, there is no assurance that Southland Holding Corp. has the ability to settle this liability if it should result in a significant award to the plaintiff.

(2)   Syed Hasan vs. Viva International, Inc. and Eastern Caribbean Airlines Corporation—Mr. Hasan, formerly the Company’s CEO and President as well as having served in other capacities during his tenure filed a complaint in the State of Georgia seeking compensation for past unpaid services and for various incurred business expenses. At this date, an order of default judgment has been entered in the amount of $219,076.66.  River Hawk intends to demand an indemnification benefit that received from a third party as to this litigation, pursuant to a May 10, 2007 stock purchase agreement with Southland Holding Corp., under which the Company sold its equitable interest in Eastern Caribbean Airlines Corporation and Viva Air Dominicana S.A. to Southland.  Additionally, the Company actively investigating Mr. Hassans actions and records during his employments with the Company.

 (3)   Francisco J. Sepulveda vs. Viva International, Inc.—Mr. Sepulveda has filed a charge of discrimination against Viva before the Equal Employment Opportunity Commission (EEOC) for discrimination on the basis of national origin and relation, in violation of Title VII of the Civil Rights Act. The Company denies this complaint in its entirety. No determination has made in this matter as of June 30, 2007 and August 10, 2007.  River Hawk intends to demand an indemnification benefit that received from a third party as to this litigation, pursuant to a May 10, 2007 stock purchase agreement with Southland Holding Corp., under which the Company sold its equitable interest in Eastern Caribbean Airlines Corporation and Viva Air Dominicana S.A. to Southland.

(4)   Richard Amador Martinez vs. Eastern Caribbean Airlines Corporation (formerly a subsidiary of the Company)----Mr. Amador Martinez has filed a claim with the Labor Department against Eastern Caribbean Airlines. The Labor Department has ruled in favor of Mr. Amador Martinez and accordingly, the Company is alleged to be obligated under this claim for an amount less than $5,000. However, a mediation of conflicts conference has been scheduled to be held on May 31, 2007. The Company has recorded a liability on its books in anticipation of being required to make a payment subject to this claim.  River Hawk intends to demand an indemnification benefit that received from a third party as to this litigation, pursuant to a May 10, 2007 stock purchase agreement with Southland Holding Corp., under which the Company sold its equitable interest in Eastern Caribbean Airlines Corporation and Viva Air Dominicana S.A. to Southland.

(5)   Zandra G. Fox-Gascott vs. Viva International, Inc.---Ms. Fox-Gascott has filed a charge of discrimination against Viva before the Equal Employment Opportunity Commission (EEOC) for discrimination on the basis of national origin and sex, in violation of Title VII of the Civil Rights Act. The Company has provided certain information to the EEOC in the matter and has denied all claims that have been made. The EEOC has informed the Company that attempts to conciliate this matter will not be continued by the Commission but they have referred this matter to the attorneys to determine if any civil proceeding is warranted.  River Hawk intends to demand an indemnification benefit that received from a third party as to this litigation, pursuant to a May 10, 2007 stock purchase agreement with Southland Holding Corp., under which the Company sold its equitable interest in Eastern Caribbean Airlines Corporation and Viva Air Dominicana S.A. to Southland.

    Other than as stated above, we are not currently aware of any other pending, past or present litigation that would be considered to have a material effect on the Company or its subsidiaries. There are no known bankruptcy or receivership issues outstanding and we have no known proceedings in which certain corporate insiders or affiliates of us are in a position that is adverse to us.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

RECENT SALES OF UNREGISTERED SECURITIES

    On June 20, 2007, 220,888 shares of restricted common shares were issued in payment of corporate debts in the amount of $55,268 and  accumulated  interest of $7,353.

    On June 20, 2007, 100,000 shares of restricted common shares were issued as consideration for financial services, consulting and management advisory services.

    On May 23, 2007, 1.2 million shares of restricted common shares were registered on form S-8 and issued as follows:  500,000 to the Company’s Chief Executive Officer, 200,000 to the Company’s Chief Financial Officer and 500,000 to the Company’s principal legal services provider.

    On August 21, 2007, the Board approved the issuance of 1,500,000 shares of common stock as payment for the services of the Chief Executive Officer, Chief Financial Officer and for legal services.

    All of such securities were issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Articles of Incorporation provide that the Company shall indemnify to the fullest extent permitted by the Nevada Corporate Code any person who is made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The right to and amount of indemnification shall be determined in accordance with the provisions of the Nevada Corporate Code in effect at the time of the determination.

    Our bylaws generally require that we advance to our directors and officers expenses incurred by them in defending a proceeding in advance of its final disposition, provided that the director or officer agrees to reimburse us for such advances if it is ultimately found that the director or officer is not entitled to indemnification. In addition, our bylaws permit us to purchase insurance on behalf of our directors and officers against any liability asserted against them in such capacity. We intend to obtain such insurance.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Section 5 - Corporate Governance and Management

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

    Richard R. Girouard is the President and CEO Girouard Associates, Inc., located in New Canaan, Connecticut.  Mr. Girouard has over 30 Years experience as a Custom Home Builder of Luxury Single Family and Multi Family Residential properties throughout the Farmington Valley, Greater Hartford area, New London, Lower Fairfield Counties of Connecticut, Anguilla, BWI and Vieques, PR.  He has has won numerous industry awards for his Custom Homes and Residential Developments.  Additionally, Mr. Girouard has over 20 years experience as a Commercial Property Developer in Hartford, Stonington, North Stonington, Greenwich, Darien and Manchester, Connecticut as well as Watch Hill, Rhode Island and Davies, Florida.

    Mr. Girouard is a founder of USA Bank in Westchester County, New York.  Additionally, he is a founder, shareholder, and member of the board of the directors of DiscoveryTel, a significant provider of communications services and equipment located in Hartford, Connecticut and Reston, Virginia.  DiscoveryTel provides these services throughout Africa and the Middle East.

    The Board does not expect to name Mr. Girouard to any committee of the Board at this time. To the extent that any information called for in Item 404(a) of Regulation S-B is required pursuant to this appointment, such information is currently unavailable and will be provided in an amendment to this Form 8-K within four days from when this information becomes available.

    On November 14, 2007, Shawn Taylor formally confirmed his resignation from the Board.   Mr. Taylor resigned from the Board in order to pursue business opportunities independent of the business of the Company for reasons which do not arise from any disagreement on any matter relating to the Company’s operations, policies or practices, nor regarding the general direction of the Company.

Section 9-Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

The financial statements required by this Item 9(a) are filed as Exhibit 99.1 to this Current Report on Form 8-K/A and incorporated by reference herein.

     (a)   Exhibits.

                     10.13  Third Amendment to the Asset Purchase Agreement

                     99.8   Financial Statements of Entities Acquired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 19, 2007

RIVER HAWK AVIATION, INC.

By:	/s/ Calvin Humphrey
Calvin Humphrey Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Location
10.13	Third Amendment to the Asset Purchase Agreement	Filed Herewith
99.8	Financial Statements of Entities Acquired	Filed Herewith